Exhibit 99.1

Genesis Energy, L.P. Announces Public Offering of Common Units

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL - News) today announced the commencement of a registered underwritten public offering of 4,500,000 common units representing limited partner interests. The underwriters are expected to be granted a 30-day option to purchase up to 675,000 additional common units. Net proceeds from the offering are expected to be used for general partnership purposes, including funding a portion of the purchase price for our previously announced pending acquisition of a 50% equity interest in the Cameron Highway Oil Pipeline Company. If that acquisition is not consummated, all of the net proceeds will be used for other purposes, including the repayment of borrowings outstanding under our credit agreement.

Wells Fargo Securities, BofA Merrill Lynch, RBC Capital Markets, UBS Investment Bank and Deutsche Bank Securities are acting as joint book-running managers for the common units offering. Morgan Keegan & Company, Inc. is acting as co-manager.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from:

•	Wells Fargo Securities by telephone at (800) 326-5897, by email at equity.syndicate@wellsfargo.com, or by mail at Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152.

•	BofA Merrill Lynch by email at dg.prospectus_requests@baml.com or by mail at 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department.

•	RBC Capital Markets by telephone at (877) 822-4089 or by mail at Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281.

•	UBS Investment Bank by telephone at (888) 827-7275 or by mail at Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171.

•	Deutsche Bank Securities by telephone at (800) 503-4611 or by mail at Attn: Prospectus Department, 100 Plaza One, 2nd Floor, Jersey City, NJ 07311.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, which is part of our effective shelf registration statement.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding our ability to close successfully the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer